Exhibit 10.16

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”), being made and effective as of January 15, 2006, is to the Employment Agreement (the “Agreement”) dated December 30, 2005, by and between Luca C. Naccarato (the “Executive”) and SGS International, Inc., a Delaware corporation (the “Company”). All capitalized terms which are used in this Amendment and are not defined herein shall have the meaning ascribed to them in the Agreement.

1. Section 3 of the Agreement is hereby amended by deleting clause (a) therein in its entirety and replacing it with the following:

Base Salary. The Company agrees to pay the Executive, for services rendered hereunder, an initial base salary at the annual rate of $275,000 (the “Base Salary”). Base Salary will be reviewed annually throughout the Employment Term by the Board or the Compensation Committee of the Board. The Base Salary shall be payable in equal periodic installments, less any sums which may be required to be deducted or withheld under applicable provisions of law. The Base Salary for any partial year shall be prorated based upon the number of days elapsed in such year.

2. All other provisions of the Agreement remain in full force and effect.

3. This Amendment may be executed in counterparts each of which shall be deemed an original, and all of which together shall constitute a single instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.